Registration No. 333-_________

    As filed with the Securities and Exchange Commission on December 29, 2003

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            Old Line Bancshares, Inc.
             (Exact Name of Registrant as Specified in its Charter)

           Maryland                                       20-0154352
    (State of Incorporation)                  (IRS Employer Identification No.)

                               2995 Crain Highway
                                Waldorf, MD 20601
              (Address of Principal Executive Offices and Zip Code)

Old Line Bancshares, Inc. 2001 Incentive Stock Option Plan, as amended as of May 22, 2003 and as of October 10, 2003

                            (Full Title of the Plan)

                                                   Copies to:
James W. Cornelsen, President and                  Kenneth B. Abel, Esquire
  Chief Executive Officer                          Ober, Kaler, Grimes & Shriver
Old Line Bancshares, Inc.                          120 E. Baltimore Street
2995 Crain Highway                                 Baltimore, Maryland 21202
Waldorf, MD 20601 (410) 347-7394
(301) 645-0333
(Name, Address and Telephone Number of Agent for Service)


                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
   Title of Securities          Amount             Proposed                Proposed             Amount of
        to be                                       Maximum                 Maximum             Registration
     Registered                 to be             Offering Price           Aggregate            Fee(1)
                              Registered(1)        Per Share(1)         Offering Price(1)



Common Stock,                 75,000 shares             $8.03               $602,528            $49.00
$0.01 par value
--------------------------------------------------------------------------------------------------------------

(1) In accordance with Rule 457(h) and Rule 457(c) the aggregate offering price and the amount of the registration fee are computed on the basis of (a) for 36,000 shares not yet subject to options, $11.43, the average of the high and low prices reported in the Nasdaq SmallCap Market on December 23, 2003, and (b) for granted options for 39,000 shares, the actual exercise prices specified in those granted options (which range from $4.00 to $5.93). Also registered hereunder are such additional number of shares of Common Stock, presently indeterminable, as may be necessary to satisfy the anti-dilution provisions of the Plan to which this Registration Statement relates pursuant to 17 C.F.R. Section 230.416(a).

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended.

                                     Part I
              Information Required in the Section 10(a) Prospectus
         The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933.

         Such documents are not being filed with the Securities and Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     Part II

               Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

         The following documents filed or to be filed by Old Line Bancshares, Inc. (the "Registrant") with the Commission are incorporated by reference in this Registration Statement:

         (a) The Registrant's Registration Statement on Form 10-SB originally filed on July 16, 2003 and amended on August 25, 2003 and September 11, 2003, which includes the audited financial statements of Old Line Bank, Old Line Bancshares, Inc.'s wholly-owned subsidiary, as of December 31, 2002 and 2001, and the unaudited financial statements for the six months ended June 30, 2003 and 2002, together with the related notes and report of independent certified public accountants dated January 15, 2003. On September 15, 2003, Old Line Bank reorganized into the holding company form of organization and, on that date, the Registrant became the sole shareholder of Old Line Bank and the former shareholders of Old Line Bank became the shareholders of the Registrant.

         (b) The Registrant's Form 10-QSB Report for the fiscal quarter ended September 30, 2003, filed with the Commission on November 6, 2003.

         (c) The description of the Registrant's common stock contained in the Registration Statement on Form 10-SB originally filed on July 16, 2003 and amended on August 25, 2003 and September 11, 2003.

         All documents filed by the Registrant pursuant to Sections 13(a) and
(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of each such document. Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         None.

Item 6.  Indemnification of Directors and Officers

         The Registrant's charter provides that the personal liability of its directors and officers for monetary damages is eliminated except:

     o To the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received;

     o To the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; and

     o To the extent an administrative proceeding or action is instituted by an appropriate bank regulatory agency which proceeding or actions results in a final order requiring affirmative action by an individual or individuals in the form of payment to the Registrant.

         The Registrant's charter also provides that it will indemnify its officers and directors against liabilities and, in certain circumstances, will advance expenses to such persons prior to a final disposition of an action. Also, the rights of indemnification provided in the Registrant's charter are not exclusive of any other rights which may be available under any insurance or other agreement, by resolution of stockholders or disinterested directors or otherwise.

         These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable us to attract and retain the best personnel available.

Item 7.  Exemption From Registration Claimed

         Not applicable.

Item 8.  List of Exhibits

         The following exhibits are filed with or incorporated by reference in this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-B):

        5 Opinion of Ober, Kaler, Grimes & Shriver, P.C. as to the legality of the Common Stock

        10.1 Old Line Bancshares, Inc. 2001 Incentive Stock Option Plan, as amended as of May 22, 2003 and as of October 10, 2003

        10.2    Form of Incentive Stock Option Agreement

        10.3    Form of Non-Qualified Stock Option Agreement

        23.1 Consent of Ober, Kaler, Grimes & Shriver, P.C. (contained in the opinion included as Exhibit 5).

        23.2    Consent of Rowles & Company, LLP.

Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan;

         4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Charles County, State of Maryland, this 24th day of December, 2003.

                                            OLD LINE BANCSHARES, INC.
                                        By:  /s/ James W. Cornelsen
                                           --------------------------
                                                 James W. Cornelsen,
                                                 President and Chief Executive
                                                 Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:



        Name                                         Title                                     Date
        ----                                         -----                                     ----

/s/ James W. Cornelsen                     Director, President and
-----------------------------------
James W. Cornelsen                         Chief Executive Officer                           December 24, 2003
                                           (Principal Executive Officer)

                                           Senior Vice President,
/s/ Christine M. Rush                      Chief Financial Officer                           December 24, 2003
-----------------------------------
Christine M. Rush                          and Secretary (Principal Accounting
                                           and Financial Officer)

/s/ Charles A. Bongar, Jr.                 Director                                          December 24, 2003
----------------------------------
Charles A. Bongar, Jr.


/s/ Craig E. Clark                         Director and Chairman of the Board                December 24, 2003
---------------------------------
Craig E. Clark


/s/ Daniel W. Deming                       Director                                          December 24, 2003
----------------------------------
Daniel W. Deming


/s/ James F. Dent                          Director                                          December 24, 2003
----------------------------------
James F. Dent


/s/ Nancy L. Gasparovic                    Director                                          December 24, 2003
----------------------------------
Nancy L. Gasparovic



                                       6



/s/ Samuel V. Goekjian                     Director                                          December 24, 2003
----------------------------------
Samuel V. Goekjian


/s/ Randy A. Lakes                         Director                                          December 24, 2003
----------------------------------
Randy A. Lakes


/s/ Frank Lucente, Jr.                     Director                                          December 24, 2003
------------------------------------
Frank Lucente, Jr.


/s/ Gail D. Manuel                         Director                                          December 24, 2003
----------------------------------
Gail D. Manuel


/s/ John D. Mitchell                       Director                                          December 24, 2003
----------------------------------
John D. Mitchell


                                  EXHIBIT INDEX
                                  -------------

       Exhibit          No. Description
       -------          ---------------

        5       Opinion of Ober, Kaler, Grimes & Shriver, P.C.

        10.1 Old Line Bancshares, Inc. 2001 Incentive Stock Option Plan, as amended as of May 22, 2003 and as of October 10, 2003

        10.2    Form of Incentive Stock Option Agreement

        10.3    Form of Non-Qualified Stock Option Agreement

        23.1 Consent of Ober, Kaler, Grimes & Shriver, P.C. (contained in the opinion included as Exhibit 5)

        23.2    Consent of Rowles & Company, LLP






                                       8